Exhibit (g)(iv)
[FORM OF]
ADDENDUM TO FUND PARTICIPATION AGREEMENT FOR CLASS 1 SHARES
(FORMERLY CLASS A SHARES)
     This ADDENDUM is dated as of [Date], between [NAME OF LIFE COMPANY] (the “Life Company”), a life insurance company organized under the laws of the State of                                           , on behalf of itself and on behalf of each segregated asset accounts of the Life Company listed on Schedule A attached hereto (the “Variable Accounts”), which may be amended from time to time, and SUNAMERICA SERIES TRUST (the “Trust”), an open-end management investment company established pursuant to the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated September 11, 1992, as amended from time to time, which is composed of the separate investment portfolio(s) of the Trust listed on Schedule B attached hereto, which may be amended from time to time, (the “Portfolio(s)”).
     WHEREAS, the Trust and the Life Company have entered into a Fund Participation Agreement dated on behalf of the Variable Accounts (the “SAST Fund Participation Agreement”); and
     WHEREAS, the Trust has adopted a distribution plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to its Class 1 shares (the “12b-1 Plan”);
     NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Life Company (on behalf of itself and the Variable Account) and the Trust hereby agree as follows:
     1. In accordance with policies and procedures adopted pursuant to Rule 12b-1(h), the Trust shall not participate in directed brokerage programs whereby a portion of the brokerage commissions generated by the Trust would be used to make payments to the Distributor to finance various distribution activities, including those described in the 12b-1 Plan, until and unless the prohibition of directed brokerage under Rule 12b-1(h) is lifted or modified. If Rule 12b-1 were amended to permit directed brokerage programs to pay for distribution, Section 1 of the 12b-1 Plan shall become effective to permit directed brokerage arrangements, subject to approval by the Trustees, including the 12b-1 Trustees, and subject to the limitation that any, such payments to the Distributor shall not exceed an annual rate of 75 basis points (.75%) of the average daily net assets attributable to Class 1 shares of the Trust to compensate the Distributor and certain financial intermediaries (“Financial Intermediaries”) for financing activities principally intended to result in the sale of Shares of the Trust. The amount of the payments shall be subject to applicable laws and regulations.
     2. The Distributor agrees to furnish the Trust, at least quarterly, written reports for presentation to the Board of Trustees of the Trust (the “Board”) as to amounts expended for services to contract holders who are indirect beneficial owners of Class 1 shares of the Trust and the purposes for which such expenditures were made.
     3. This Addendum shall continue in full force and effect for two years from the date hereof, and shall continue in full force and effect from year to year thereafter if such continuance is approved by the Board, including a majority of the Trustees who are not interested persons of the Trust (the “Disinterested Trustees”) as defined in the 1940 Act, who have no direct or indirect financial interest in the operation of the 12b-1 Plans or any agreement related to it (the “12b-1 Trustees”), in the manner required by the 1940 Act.
     4. This Addendum, including any payments made pursuant thereto, shall terminate automatically in the event of its assignment. This Addendum, including any payments made pursuant thereto, shall terminate with respect to a Portfolio:
(a)	any time, without payment of any penalty, by vote of either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 1 shares of such Portfolio, on not more than 60 days’ written notice; or

(b)	at any time, without payment of any penalty, upon a vote terminating the Rule 12b-1 Plan with respect to such Portfolio by either the Board, including a majority of the 12b-1 Trustees, or a majority of the outstanding voting securities representing the Class 1 shares of such Portfolio, on not more than 60 days’ written notice.
     The termination of the Addendum with respect to any Portfolio shall not affect the continued effectiveness of the SAST Fund Participation Agreement, or the continued effectiveness of this Addendum with respect to any other Portfolio otherwise subject thereto.
     5. This Addendum shall not be amended to increase materially the amount of the distribution fee paid to the Distributor pursuant hereto without shareholder approval, and all material amendments to this Addendum shall be approved by vote of the Board, including a majority of the 12b-1 Trustees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[NAME OF LIFE INSURANCE COMPANY]
By:
Name:
Title:

VARIABLE SEPARATE ACCOUNT BY: [NAME OF LIFE INSURANCE COMPANY]
By:
Name:
Title:

SUNAMERICA SERIES TRUST
By:
	Name:	Nori L. Gabert
	Title:	Vice President and Secretary

Acknowledged and Agreed:

AIG SUNAMERICA CAPITAL SERVICES, INC.

By:		Dated:

Name:
Title:

SCHEDULE A
Variable Accounts

SCHEDULE B
Portfolios
Aggressive Growth Portfolio
Alliance Growth Portfolio
Balanced Portfolio (formerly, SunAmerica Balanced Portfolio)
Blue Chip Growth Portfolio
Capital Growth Portfolio (formerly, Goldman Sachs Research Portfolio)
Cash Management Portfolio
Corporate Bond Portfolio
Davis Venture Value Portfolio
“Dogs” of Wall Street Portfolio
Emerging Markets Portfolio
Equity Index Portfolio
Equity Opportunities Portfolio (formerly, Federated American Leaders Portfolio)
Fundamental Growth Portfolio (formerly, Putnam Growth: Voyager Portfolio)
Global Bond Portfolio
Global Equities Portfolio
Growth-Income Portfolio
Growth Opportunities Portfolio
High-Yield Bond Portfolio
International Diversified Equities Portfolio
International Growth and Income Portfolio
Marsico Focused Growth Portfolio (formerly, Marsico Growth Portfolio)
MFS Massachusetts Investors Trust Portfolio
MFS Total Return Portfolio
Mid-Cap Growth Portfolio (formerly, MFS Mid-Cap Growth Portfolio)
Real Estate Portfolio
Small Company Value Portfolio
Technology Portfolio
Telecom Utility Portfolio
Total Return Bond Portfolio (formerly, Worldwide High Income Portfolio)

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